News Release

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Media Inquiries	Investor Inquiries

Michelle Davidson 908-582-7635 (office) 908-490-1731 (home) mmdavidson@lucent.com	Barbara Gasper 908-582-8577 (office) 888-417-3212 (pager) bgasper@lucent.com

Mary Lou Ambrus 908-582-3060 (office) 908-707-1147 (home) mambrus@lucent.com

LUCENT TECHNOLOGIES COMMENTS ON THE FIRST QUARTER OF FISCAL 2002

  Reaffirms sequential improvement in the bottom line; expects pro forma1 loss per share from continuing operations of 23 cents to 26 cents
  Expects top line to be in the range of $3.1 billion to $3.4 billion; sees current quarter as low point for Lucent revenues in current market downturn
  Expects sequential improvement in revenues and loss per share in the second fiscal quarter of 2002
  Expects to return to profitability and positive cash flow during fiscal year 2002
  Reiterates intent to spin Agere in the Spring

FOR RELEASE:  THURSDAY, DECEMBER 13, 2001

        MURRAY HILL, N.J. - Lucent Technologies (NYSE: LU) today announced that it continues to expect sequential improvement in the bottom line for the first fiscal quarter of 2002, which is in line with previously stated guidance. While the company has not previously issued specific guidance for the top line for the first fiscal quarter of 2002, it had indicated it expected revenues to decline sequentially. Lucent now expects revenues for the first fiscal quarter to be in the range of $3.1 billion to $3.4 billion, compared to $4.8 billion in revenues recorded in the fourth fiscal quarter of 2001 (all revenue and loss per share figures in this press release exclude optical fiber and are on a pro forma1 basis). This reflects what the company believes is an industry-wide reduction in spending for network infrastructure and related services. The company also said it believes projected revenues for the first fiscal quarter will represent the low point for Lucent sales in this current market downturn.

        "We continue to move swiftly and decisively on all points of our Phase II restructuring program, which is driving sequential improvement in our bottom line, despite this reduction in sales," said Lucent Chairman and Chief Executive Officer Henry Schacht. The company expects the loss per share from continuing operations for the first fiscal quarter of 2002 to be 23 cents to 26 cents.

        Commenting on the second fiscal quarter of 2002, Schacht said, “An early view of our sales funnel continues to suggest an improved sequential top line performance and continued sequential improvement in the bottom line in the second fiscal quarter, on a pro forma basis.” He reaffirmed that Lucent expects to return to profitability and positive cash flow during fiscal year 2002.

        The company reiterated that it expects to generate 35 percent gross margins during fiscal 2003 through improved sales volumes and product mix, reduction of one-time items, continued implementation of cost reductions, market and product rationalization work and introduction of new products.

        Schacht also affirmed the company’s intent to use the financial results from the quarter ending March 31, 2002 to meet the financial covenants to move forward with the spin off of Agere Systems. The company continues to be in full compliance with the financial covenants of its credit facility, against which the company currently has nothing drawn.

        Lucent Technologies, headquartered in Murray Hill, N.J., USA, designs and delivers networks for the world’s largest communications service providers. Backed by Bell Labs research and development, Lucent relies on its strengths in mobility, optical, data and voice networking technologies as well as software and services to develop next-generation networks. The company’s systems, services and software are designed to help customers quickly deploy and better manage their networks and create new, revenue-generating services that help businesses and consumers. For more information on Lucent Technologies, visit its Web site at http://www.lucent.com.

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1Pro forma results reflect the results from continuing operations, excluding business restructuring and one-time charges, amortization of goodwill and other acquired intangibles, the results of our optical fiber business and the one-time gain associated with the sale of the optical fiber business. Pro forma results also reflect income taxes calculated on a pro forma stand-alone basis.

This news release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include price and product competition, dependence on new product development, reliance on major customers and suppliers, customer demand for our products and services, availability of manufacturing capacity, components and materials, timely completion of the sale of certain of Lucent’s manufacturing facilities and assets, access to sources of capital and continued availability of quality products and components at reasonable prices after these sales, control of costs and expenses, international growth, credit concerns in the emerging service provider market, our credit rating and ability to provide customer financing when appropriate, compliance with the covenants and restrictions of our bank credit facilities, the timely completion of the expected distribution of Agere shares to Lucent shareowners, the timely implementation of our restructuring and financial plans, general industry and market conditions and growth rates and general domestic and international economic conditions including the global economic slowdown and interest rate and currency exchange rate fluctuations. For a further list and description of such risks and uncertainties, see the reports filed by Lucent with the Securities and Exchange Commission.

In addition, see the prospectus and reports filed by Agere with the SEC for a further list and description of risks and uncertainties related to Agere. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, Lucent disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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